EXECUTION VERSION

REFINANCING SUPPORT AGREEMENT
This REFINANCING SUPPORT AGREEMENT (together with all exhibits and attachments hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 6, 2016, is entered into by and among: (a) Cumulus Media Inc. (“Cumulus Media”), Cumulus Media Holdings Inc. (“Cumulus Holdings”), and each of their direct and indirect subsidiaries that is an obligor on the Notes (as defined below) (together with Cumulus Media and Cumulus Holdings, the “Company”), on the one hand; and (b) each of the Noteholders (as defined below) party hereto (such Noteholders, together with their Affiliates but excluding any Restricted Noteholder, are collectively referred to herein as the “Supporting Noteholders”), on the other hand. The Company, each Supporting Noteholder, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are referred to herein collectively as the “Parties” and individually as a “Party.”
PRELIMINARY STATEMENTS
WHEREAS, as of the date hereof, the Supporting Noteholders hold, in the aggregate, in excess of 57.3% of the aggregate outstanding principal amount of the obligations under those certain 7.75% senior notes due 2019 (the “Notes”) issued pursuant to that certain Indenture, dated as of May 13, 2011 (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Indenture”), among Cumulus Media, as parent guarantor, Cumulus Holdings, as issuer, the subsidiary guarantors party thereto, and U.S. Bank N.A., as trustee (the “Indenture Trustee”);
WHEREAS, on December 23, 2013, Cumulus Media, as parent guarantor and Cumulus Holdings, as borrower, entered into that certain Amended and Restated Credit Agreement (as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), providing for a senior secured term loan credit facility (the “Term Loan”) and a senior secured revolving credit facility (the “Revolver”), which facilities are secured by liens on and security interests in certain assets of the Company and are guaranteed by certain Company entities;
WHEREAS, as of the date hereof, the Supporting Noteholders hold in the aggregate, in excess of 4.5% of the aggregate outstanding Term Loans and 0% of the aggregate exposure with respect to the Revolver;
WHEREAS, the Parties have agreed to support and pursue, among other things, (a) a refinancing consisting of an exchange offer (the “Exchange Offer”) for the Notes; and (b) amendments to the terms of the Revolver under the Credit Agreement, in each case, in accordance with, and subject to the terms and conditions set forth herein and in the Definitive Documents (in each case, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement);
WHEREAS, this Agreement is the product of arm’s-length, good faith negotiations between the Company, the Supporting Noteholders, and their respective professionals; and
WHEREAS, subject to the terms and conditions hereof, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein and in the Definitive Documents (in each case, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement).
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions.
As used in this Agreement, the following terms have the following meanings:
(a)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.
(b)    “AG Affiliated Party” means Angelo Gordon and any Affiliate thereof and any investment fund managed or controlled by Angelo Gordon or any Affiliate thereof; provided that the following Persons shall not be deemed to be Affiliates of Angelo Gordon or any of its Affiliates: (a) the Company and its subsidiaries and (b) any portfolio company in which Angelo Gordon or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of Angelo Gordon or any of its Affiliates.
(c)    “Agent Consent” means a consent, in a form reasonably acceptable to the Company, as determined in consultation with the Supporting Noteholders, from the Administrative Agent to the assignment of lenders’ commitments under the Revolver to the new revolving lender.
(d)    “Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit G, and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(e)    “Amendment to Existing Stockholders’ Agreement” means that certain Amendment to the Existing Stockholder’s Agreement, in the form attached hereto as Exhibit J, and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company, to be entered into by the parties thereto on or prior to the Consummation Date.
(f)    “Angelo Gordon” means Angelo, Gordon & Co.
(g)    “Approval Acknowledgment” means each of (i) the written acknowledgment executed by the Administrative Agent (or the successor thereto) that it will execute the Agent Consent and all Definitive Documentation to which it will be a party on the date the Qualified Exchange Offer is consummated and (ii) if applicable, one or more amendments to the Credit Agreement (other than the Revolver Amendment) that may be agreed-to by the Company in connection with the foregoing to the extent the Company determines in good faith, in consultation with the Supporting Noteholders, that such amendments are required to obtain the acknowledgment described in clause (i).
(h)    “Approval Order” means an order of a court of competent jurisdiction (i) declaring that (A) the Transactions are not in violation of the Credit Agreement and (B) no Default or Event of Default (as such terms are defined by each of the Credit Agreement and the Notes) shall exist as a result of the Transactions (including consummation of the Transactions) and (ii) requiring the Administrative Agent to execute the Agent Consent and all Definitive Documentation to which it will be a party to on or prior to the Consummation Date.
(i)    “beneficial owner”, “beneficially own” or “beneficial ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of Cumulus Media shall be calculated in accordance with the provisions of such rule. For the avoidance of doubt, no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement or ownership of Class D Common Stock or Class E Common Stock.
(j)    “Board” means the board of directors of Cumulus Media.
(k)    “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
(l)    “CapRe Affiliated Party” means CapRe and any Affiliate thereof and any investment fund managed or controlled by CapRe or any Affiliate thereof; provided that the following Persons shall not be deemed to be Affiliates of CapRe or any of its Affiliates: (a) the Company and its subsidiaries and (b) any portfolio company in which CapRe or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of CapRe or any of its Affiliates.
(m)    “Common Stock” means Cumulus Media’s (i) Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), (ii) Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), (iii) Class C Common Stock, par value $0.01 per share (“Class C Common Stock”), (iv) Class D Common Stock, par value $0.01 per share (“Class D Common Stock”), and (v) Class E Common Stock, par value $0.01 per share (“Class E Common Stock”).
(n)    “Company Released Party” means each of: (i) the Company and each of its direct and indirect subsidiaries, (ii) the predecessors, successors, and assigns of each of the foregoing, and (iii) the current and former shareholders, employees, agents, officers, directors, trustees, partners, members, managers, professionals, attorneys, and financial advisors of each of the foregoing, in each case in their capacity as such.
(o)    “Confidentiality Agreement” means any confidentiality agreement, non‑disclosure agreement, or similar agreement entered into by and among the Company and the Supporting Noteholders or their advisors.
(p)    “Consummation Date” means the date on which the Transactions are consummated in accordance with the terms and conditions set forth in this Agreement and each of the Definitive Documents.
(q)    “Control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
(r)    “Declaration of Trust” means the short form declaration of trust to be entered into among the Company and the Trustees providing for the initial formation and funding of the Trust, in the form attached hereto at Exhibit C and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(s)    “Equity Securities” means any and all shares of Common Stock, preferred stock, (including any shares of Series A Preferred Stock, par value $0.01 per share, or Series B Preferred Stock, par value $0.01 per share) or other equity securities of Cumulus Media, securities of Cumulus Media convertible into, or exchangeable or exercisable for (whether presently convertible, exchangeable or exercisable or not), such shares or other equity securities, and options, warrants or other rights (whether presently convertible, exchangeable or exercisable or not) to acquire such shares of Common Stock, preferred stock, or other equity securities of Cumulus Media.
(t)    “Excepted Actions” means, with respect to a Person, (i) the initiation of or commencement of any litigation or judicial process by such Person, (ii) the disclosure of confidential information by such Person (or breach of any confidentiality restrictions to which such Person may be subject), other than to the extent such disclosure is required by such Person pursuant to applicable law but subject to the right of such Person to take legally available steps to resist or narrow such required disclosure, including efforts to seek a protective order or other appropriate remedy, or (iii) the payment of any consideration or incurrence of any expenses, fees or costs by such Person (other than fees and expenses for which the Company is liable pursuant to Section 15 hereof).
(u)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(v)    “Existing Stockholders’ Agreement” means that certain Stockholders’ Agreement of the Company, dated as of September 16, 2011 (as amended by that certain First Amendment to Stockholders’ Agreement, dated as of April 27, 2015, and as further amended, restated, supplemented, or modified from time to time).
(w)    “Final Order” means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (i) the time to appeal, seek leave to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, motion for leave to appeal or petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (ii) any appeal that has been or may be taken, motion for leave to appeal, or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which leave was sought or from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or request for reargument or further review or rehearing has been or can be taken or granted; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule may be filed relating to such order shall not prevent such order from being a Final Order.
(x)    “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
(y)    “Investor Stock Purchase Agreement” means that certain Investor Stock Purchase Agreement, in the form attached hereto as Exhibit K, and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(z)    “Joinder Agreement” means that certain joinder agreement attached hereto as Exhibit A.
(aa)    “Noteholder” means any holder of Notes.
(bb)    “Noteholder Released Party” means each of: (i) the Noteholder parties hereto and each of their Affiliates; (ii) the predecessors, successors, and assigns of each of the foregoing, and (iii) the employees, agents, officers, directors, trustees, partners, members, managers, professionals, attorneys, and financial advisors of each of the foregoing, in each case in their capacity as such.
(cc)    “Offering Memorandum” means that certain offering memorandum to be issued by the Company to the Noteholders describing the terms of the Transaction, in the form attached hereto as Exhibit B and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(dd)    “Participation Agreement” means that certain Participation Agreement between the Trust and the new revolving lender, in the form attached hereto as Exhibit I and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(ee)    “Permitted Transaction” means any contract, agreement, commitment, understanding or other obligation (written or oral) with the lenders under the Term Loan or the Administrative Agent, in each case, (i) to the extent, and solely to the extent, (A) entered into in connection with negotiations to obtain the consent of such lenders or the Administrative Agent to the Transactions, including the Exchange Offer and the Revolver Amendments, and (B) that such contract, agreement, commitment, understanding or other obligation is not in lieu of the Transactions contemplated hereby, or (ii) entered into with the prior written consent (which can be by email) of the Required Supporting Noteholders, which consent shall not be unreasonably withheld.
(ff)    “Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.
(gg)    “Q Investments” means Q Investments, LP.
(hh)    “Q Investments Affiliated Party” means Q Investments and any Affiliate thereof and any investment fund managed or controlled by Q Investments or any Affiliate thereof; provided that the following Persons shall not be deemed to be Affiliates of Q Investments or any of its Affiliates: (a) the Company and its subsidiaries and (b) any portfolio company in which Q Investments or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of Q Investments or any of its Affiliates.
(ii)    “Registration Rights Agreement” means that certain Registration Rights Agreement providing, among other things, the obligation of the Company promptly to file, and to cause to become effective, a shelf registration statement with the SEC and to facilitate underwritten shelf take downs, with respect to the shares of Class A Common Stock to be issued to the tendering Noteholders in the Qualified Exchange Offer, in the form attached hereto as Exhibit H and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(jj)    “Required Supporting Noteholders” means at least two (2) Supporting Noteholders holding, together, at least 50.1% by principal face amount of all Notes held by the Supporting Noteholders.
(kk)    “Restricted Claims” means any Notes and any other claims against the Company and/or its subsidiaries under the Term Loans and Revolver held by any Restricted Noteholder.
(ll)    “Restricted Group” means, with respect to any Noteholder, (a) such Noteholder, (b) any Affiliate of such Noteholder and (c) any Group (that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act with respect to securities of Cumulus Media) of which such Noteholder or its Affiliate is a member.
(mm)    “Restricted Noteholder” means any Noteholder set forth on Exhibit M.
(nn)    “Revolver Amendment” means, collectively, (i) that certain Amendment No. 1 to the Credit Agreement, and (ii) that certain Incremental Amendment to the Credit Agreement, in each case, to be dated as of the Consummation Date and providing for amendments to the Revolver to effectuate the Transactions, in the forms attached hereto at Exhibits F-1 and F-2, respectively, and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(oo)    “SEC” means the U.S. Securities and Exchange Commission.
(pp)    “Support Period” means the period commencing on the Support Effective Date (as defined below) and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 8 hereof and (ii) the Consummation Date.
(qq)    “Trust” means Cumulus Pass Through Trust.
(rr)    “Trust Agreement” means the declaration of trust to be entered into between the Trustees and acknowledged and agreed by the Company providing for, among other things, the issuance of the Trust Certificates, in the form attached hereto as Exhibit D and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(ss)     “Trust Certificate” means a Trust Certificate to be entered into between the Trustees and acknowledged and agreed by the Company issued pursuant to the Trust Agreement, in the form attached hereto as Exhibit E and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company.
(tt)    “Trustees” means those trustees who have been selected to serve as trustee(s) under the Declaration of Trust and the Trust Agreement or such other entity or entities as mutually satisfactory to the Required Supporting Noteholders and the Company.
(uu)    “Qualified Marketmaker” means an entity that (i) holds itself out to the market as standing ready in the ordinary course of business to purchase from, and to sell to, customers of the Notes, or enter with customers into long and/or short positions in the Notes, in its capacity as a dealer or market maker in such Notes, and (ii) is in fact regularly in the business of making a market in interests and/or securities of issuers or borrowers.
(vv)    “Voting Agreement” means that certain Voting Agreement, in the form attached hereto as Exhibit Q and as otherwise mutually satisfactory to the Required Supporting Noteholders and the Company, to be entered into by the parties thereto on or prior to the Support Effective Date.
(ww)    “Waddell” means Waddell & Reed Investment Management Company and Ivy Investment Management Company.
(xx)    “Waddell Affiliated Party” means Waddell and any Affiliate thereof and any investment fund managed or controlled Waddell or any Affiliate thereof; provided that the following Persons shall not be deemed to be Affiliates of Waddell or any of their Affiliates: (a) the Company and its subsidiaries and (b) any portfolio company in which either of Waddell or any of their Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of either of Waddell or any of their Affiliates.

2.	Transactions; Definitive Documents.
(a)    So long as a Termination Event (as defined below) has not occurred, the Parties hereby agree to work in good faith to implement the Transactions by January 27, 2017 (the “Outside Date”), provided that: (i) the Company, in its sole and absolute discretion, may, on no more than two (2) occasions, extend such Outside Date (by providing written notice prior to January 27, 2017 or a subsequently so extended Outside Date) to a subsequent date on or prior to March 13, 2017, so long as the Company has commenced litigation proceedings in order to obtain the Approval Order on or prior to December 13, 2016, and either (x) is, and since December 13, 2016 has been, diligently pursuing an Approval Order and, despite such pursuit, as of the time of such extension, has neither obtained such Approval Order nor the Approval Acknowledgment or (y) has, as of the time of such extension, obtained entry of an Approval Order and is diligently defending an appeal or request for relief from such Approval Order as of such time, if any, as applicable; (ii) the Company, in its sole and absolute discretion, may, on no more than two (2) occasions, extend such Outside Date (by providing written notice prior to January 27, 2017 or a subsequently so extended Outside Date) to a subsequent date on or prior to one hundred sixty-five days (165) calendar days from the Support Effective Date to the extent that the SEC undertakes review of the Proxy Statement (as defined below); and (iii) for the avoidance of doubt subject to Section 8(b)(vii), in the event that (A) each of the conditions set forth in Sections 6(a) (including, for the avoidance of doubt, the conditions set forth in Section 6(a)(i)) and 6(b)(i), 6(b)(ii), and 6(b)(iv) have been satisfied or waived by the appropriate Party (other than those conditions that by their terms are to be satisfied on the Consummation Date), (B) an appeal or similar request for relief with respect to an Approval Order has been filed and has not been withdrawn or dismissed, and (C) the Consummation Date has not occurred prior to the earlier of five (5) Business Days thereof and the Outside Date, then the Required Supporting Noteholders, in their sole and absolute discretion, may extend such Outside Date (by providing written notice prior to January 27, 2017 or a subsequently so extended Outside Date) in thirty (30) day increments to a subsequent date on or prior to October 23, 2017 (such period of time by which the Outside Date is extended pursuant to this clause (iii), the “Appeal Period”). Upon any such extension, such specified date shall then become the Outside Date, in each case. Upon any such extension, the Company shall provide written notice thereof to the Parties.
(b)    The following definitive documents and agreements governing the transactions contemplated by this Agreement: (i) the Offering Memorandum (as Exhibit B); (ii) the Declaration of Trust (as Exhibit C); (iii) the Trust Agreement (as Exhibit D); (iv) the Trust Certificates (as Exhibit E); (v) the Revolver Amendment (as Exhibits F-1 and F-2); (vi) the Amended and Restated Certificate of Incorporation (as Exhibit G), (vii) the Registration Rights Agreement (as Exhibit H); (viii) the Participation Agreement (as Exhibit I); (ix) the Amendment to the Existing Stockholders’ Agreement (as Exhibit J); (x) the Investor Stock Purchase Agreement (as Exhibit K); and (xi) any exhibits, schedules, annexes or attachments to the foregoing (collectively, the “Definitive Documents”), shall (x) be in the applicable form attached hereto and otherwise mutually satisfactory to the Required Supporting Noteholders and the Company or (y) if no applicable form is attached, be in form and substance consistent with this Agreement and the Definitive Documents attached hereto and otherwise mutually and reasonably satisfactory to the Required Supporting Noteholders and the Company (the transactions contemplated by this Agreement and the Definitive Documents approved in accordance with this Section 2(b) are referred to herein each individually as a “Transaction” and collectively as the “Transactions” and the Exchange Offer contemplated by the Transactions and this Agreement and the Definitive Documents being approved in accordance with this Section 2(b) the “Qualified Exchange Offer”). Following the Support Effective Date and until the Termination Date, neither the Required Supporting Noteholders nor the Company will (i) waive any of the conditions to consummation of the Transactions set forth in the Definitive Documents, (ii) amend or waive any of the terms or conditions of the Definitive Documents, (iii) amend or waive any of the terms or conditions of the Voting Agreement or (iv) amend or waive any of the terms or conditions of the Existing Stockholders’ Agreement, as amended by the Amendment to the Existing Stockholders’ Agreement, in each case, without the prior written consent of the Company and the Required Supporting Noteholders.
(c)    With respect to the materials related to the solicitation of shareholder votes (the “Proxy Solicitation”), the Company shall consult with the Supporting Noteholders in good faith as to their form and substance and will incorporate reasonable changes requested by the Supporting Noteholders; provided that, in any event, such materials shall be materially consistent with the Definitive Documents.

3.	Agreements of the Supporting Noteholders.
(a)    Support for the Transactions. Following the Support Effective Date, and until this Agreement has been terminated in accordance with Section 8 hereof, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents or (z) otherwise consented to in writing by the Company, each Supporting Noteholder solely on its own behalf agrees that, for the duration of the Support Period, such Supporting Noteholder will use commercially reasonable efforts to:
(i)    (A) validly and timely tender (including by any early tender deadline set forth in any Definitive Documents with respect to the Qualified Exchange Offer), deliver and not withdraw the requisite tender of (when solicited to do so and by the applicable deadline for doing so) its Notes in the Qualified Exchange Offer and (B) not change, revoke or withdraw such agreement or tender (or cause or direct such agreement or tender to be changed, revoked or withdrawn);
(ii)    support, and take all reasonable actions necessary or reasonably requested by the Company to facilitate the implementation or consummation of the Transactions (including supporting the Company in any litigation or judicial process arising from or related to the Transactions or entry of the Approval Order) and refrain from taking any actions inconsistent, and not failing or omitting to take an action that is consistent, with this Agreement or the Definitive Documents; provided that no such support or actions shall require or obligate any Supporting Noteholders to take an Excepted Action;
(iii)    negotiate in good faith and enter into on a timely basis the applicable Definitive Documents to which it is to be a party;
(iv)    not directly or indirectly arrange, fund, participate in or consent to any credit facility, bond issuance, or other financing, rights offering, or issuance of debt or equity securities in connection with, or otherwise support or participate in any reorganization, merger, consolidation, business combination, or other recapitalization or debt restructuring, of the Company (whether through a judicial process or otherwise) other than in the ordinary course of business or in connection with the Transactions;
(v)    not directly or indirectly object to, delay, impede, or take any other action or any inaction to interfere with the acceptance, implementation, and consummation of the Transactions, including, for the avoidance of doubt and without limitation, any action or inaction to declare any default under the Indenture or the Credit Agreement, accelerate the Company’s obligations under the Indenture or the Credit Agreement, or otherwise exercise any remedies under the Indenture or the Credit Agreement or related documents and guarantees, in each case, as a result of the Transactions; provided that no such support or actions shall require or obligate any Supporting Noteholders to take any Excepted Action;
(vi)    not direct the Indenture Trustee (or any successor thereto) to take any action inconsistent with such Supporting Noteholder’s obligations under this Agreement, and, if the Indenture Trustee (or any successor thereto) takes any action inconsistent with such Supporting Noteholders’ obligations under this Agreement, such Supporting Noteholder shall promptly direct the Indenture Trustee (or its successor) to cease and refrain from taking any such action;
(vii)    in its capacity as an owner of Term Loans or Revolver, vote in favor of, approve, or otherwise support any amendment to the Credit Agreement as and when requested by the Company related to the Transaction, to extent any such vote, approval, or support is required, as determined in good faith by the Company, in consultation with the Supporting Noteholders, in order to obtain the Approval Acknowledgment, unless such amendment is an amendment requiring consent of all lenders or all affected lenders under the Credit Agreement; provided that, no Supporting Noteholder shall be required to vote in favor of, approve, or otherwise support any amendment, if such amendment would cause the condition set forth in Section 6(c)(iii) not to be satisfied;
(viii)    cooperate with the Company and its legal and financial advisors, as reasonably requested, in connection with any investigation, administrative proceeding or litigation relating to the Transactions or the Company’s discussions with the Administrative Agent with respect to an Approval Acknowledgment, including (but not limited to) by (A) providing any documentation or information upon reasonable request by the Company, its financial and legal advisors or the Administrative Agent and (B) responding to a request or subpoena from the Company or its legal advisors and providing testimony (in a deposition, declaration, court proceeding or otherwise) relating to the Transactions; provided that no such cooperation (including any such provision or response) shall require or obligate any Supporting Noteholders to take any Excepted Action; and
(ix)    to complete and deliver to the Company, at least ten (10) Business Days before the consummation of the Qualified Exchange Offer, a completed and executed Ownership Certification Questionnaire to be sent at least twenty (20) days before the consummation of the Exchange Offer to each Supporting Noteholder by the Company which Ownership and Certification Questionnaire shall be substantially similar to Exhibit B of the Warrant Agreement, dated as of September 16, 2011, between the Company and Computer Share Inc. and Computershare Trust Company, N.A., as Warrant Agent (the “Existing Warrant Agreement”).
(b)    Additional Claims. Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no way be construed to preclude any Supporting Noteholder from acquiring additional Notes, loans or other claims (including any claims arising under the Term Loan); provided that to the extent any Supporting Noteholder (i) acquires additional Notes or (ii) holds or acquires any loans or other claims against the Company, including claims arising under the Term Loan, each such Supporting Noteholder agrees (A) to promptly notify the Company of the principal amount of additional Notes so acquired and (B) that such obligations will be subject to this Agreement for the duration of the Support Period, in each case, to the extent, and solely to the extent, held by a Supporting Noteholder; provided that a Supporting Noteholder may not acquire additional Notes during the Support Period (without the written consent of the Company) to the extent such acquisition will exceed the threshold set by Section 7(b).
(c)    Agreements of Self-Funding Noteholders. In order to facilitate the Exchange Offer, each AG Affiliated Party, Q Investments Affiliated Party, CapRe Affiliated Party and Waddell Affiliated Party (each, a “Self-Funding Noteholder”) hereby covenants and agrees that it will elect to receive the Revolving Loan Consideration (as such term is defined in the Offering Memorandum), in the Qualified Exchange Offer and, if approved, to receive the Revolving Loan Consideration by the Administrative Agent, (i) provide all documentation required in connection with that election, as specified in the Offering Memorandum, and (ii) at or prior to the Consummation Date, deposit into an escrow account designated by, and held at, the Indenture Trustee an amount in cash equal to the aggregate principal amount of revolving loans (as such term is defined in the Offering Memorandum) to be issued to such Self-Funding Noteholder in the Exchange Offer. In the event any Self-Funding Noteholder receives the Trust Consideration (as defined in the Offering Memorandum) in the Exchange Offer, notwithstanding the election noted in the preceding sentence, such Self-Funding Noteholder covenants and agrees that it will (i) provide all documentation required in connection with receipt of the Trust Consideration, as specified in the Offering Memorandum, and (ii) no later than one Business Day prior to the Consummation Date, deposit into an escrow account designated by, and held at, the New Revolving Lender an amount in cash equal to the aggregate principal amount of trust certificates to be issued to such Self-Funding Noteholder in the Qualified Exchange Offer.

4.	Agreements of the Company.
Following the Support Effective Date, and until this Agreement has been terminated in accordance with Section 8, and, in each case, (x) subject to the terms and conditions hereof, (y) unless otherwise expressly permitted or required by this Agreement or the Definitive Documents or (z) otherwise consented to in writing by the Required Supporting Noteholders, the Company agrees that, for the duration of the Support Period, the Company will use commercially reasonable efforts to:
(a)    support, and take all reasonable actions necessary or reasonably requested by the Required Supporting Noteholders to facilitate the implementation and consummation of the Transactions, including (i) taking all actions to support and complete the Transaction and all other actions contemplated in connection therewith and under the Definitive Documents, (ii) obtaining any and all required regulatory approvals and third-party approvals for the Transactions (including taking all actions reasonably necessary or advisable to seek and obtain the Approval Acknowledgment), and (iii) refraining from taking any actions inconsistent, and not failing or omitting to take an action that is consistent, with this Agreement or the Definitive Documents;
(b)    unless the Approval Acknowledgment has been received by December 13, 2016, take any and all actions reasonably advisable to seek and obtain the Approval Order, including, without limitation, commencing litigation proceedings on an expedited basis against the Administrative Agent on or before such date in order to obtain an Approval Order, filing a complaint, and seeking preliminary injunctive relief, judgment on the pleadings, or other similar relief (copies of which complaint and any motions, filings and pleadings in connection with the litigation proceedings shall be provided to Akin Gump Strauss Hauer & Feld LLP at least five (5) Business Days prior to filing and the Company shall consider in good faith any comments of, and shall consult with, Akin Gump Strauss Hauer & Feld LLP in connection with such litigation proceedings, including such complaint and any such motions, filings and pleadings) and, for the avoidance of doubt subject to Section 8(b)(vii), and, in the event an appeal to the Approval Order is taken by any party, to oppose such appeal and seek to have the appeal heard on an expedited basis and file any motions, filings and pleadings and take any and all actions reasonably advisable with respect to such appeal;
(c)    not (i) consent to any Alternative Transaction (as defined below) or (ii) enter into any contract, agreement, commitment, understanding or other obligation (written or oral) with any other Person (whether or not legally binding) with respect to any Alternative Transaction, in each case, other than (A) entry into any customary non-disclosure agreement, and (B) any consent with respect to a Permitted Transaction;
(d)    keep counsel for the Supporting Noteholders (and, at the request of a Supporting Noteholder, such Supporting Noteholders) reasonably informed, in each case, on a timely basis with respect to any Permitted Transaction and any external discussions with respect thereto, including by promptly providing (and in any event prior to execution and delivery thereof) to counsel for the Supporting Noteholders (and, at the request of a Supporting Noteholder, to such Supporting Noteholders) copies of any proposals, term sheets, contracts, agreements, commitments, understandings or other binding obligations with respect thereto;
(e)    commence the Qualified Exchange Offer no later than 11:59 p.m. (New York City time) on December 12, 2016 in accordance with the terms set forth in this Agreement and the Definitive Documents;
(f)    (i) obtain any and all approvals from its Board or similar governing body of any Company or from any of its shareholders, as applicable, for the Transactions, and (ii) recommend the Transactions to its shareholders in the Company’s Proxy Statement, filed with the SEC (the “Proxy Statement”);
(g)    (i) prepare and file the preliminary Proxy Statement with the SEC within twenty-one (21) calendar days from the Support Effective Date, (ii) mail the definitive Proxy Statement and all other proxy materials for the Shareholders’ Meeting (as defined below) to its shareholders within forty-five (45) calendar days from the Support Effective Date, provided that if the SEC undertakes review of the Proxy Statement, such date shall be extended to one hundred five (105) calendar days from the Support Effective Date, (iii) duly call and hold within one hundred five (105) calendar days from the Support Effective Date a shareholders’ meeting of the Company for the purpose of voting on and approving the Amended and Restated Certificate of Incorporation and the issuance of the Common Stock in connection with the Qualified Exchange Offer (such meeting, the “Shareholders’ Meeting”), provided that if the SEC undertakes review of the Proxy Statement, such date shall be extended to one hundred sixty‑five (165) calendar days, and (iv) obtain the required affirmative vote of its shareholders of the Company at the Shareholders’ Meeting to approve the Amended and Restated Certificate of Incorporation and the issuance of the Common Stock in connection with the Qualified Exchange Offer and to obtain any other approval by its shareholders deemed necessary or advisable by the Company to facilitate the Qualified Exchange Offer or Transactions, as applicable;
(h)    cause the shares of Class A Common Stock to be issued to the tendering Noteholders in the Qualified Exchange Offer to be approved for listing on the NASDAQ Capital Market and to make all other requisite filings, notices and/or applications with NASDAQ Capital Market in connection with the Transactions; provided that, if the Company’s Class A Common Stock is delisted for any reason, such delisting and any subsequent failure to list the Company’s Class A Common Stock on the NASDAQ Capital Market will not give rise to a breach of this Section 4(h);
(i)    provide the Supporting Noteholders with any documentation or information that is reasonably requested by the Supporting Noteholders or is reasonably necessary to consummate the Transactions and that is not unduly burdensome to the Company to provide, subject to any confidentiality restrictions to which the Company may be subject;
(j)    provide the Supporting Noteholders’ legal and financial advisors with any documentation or information upon reasonable request by such party regarding (i) the Company’s developments with the Administrative Agent with respect to an Approval Acknowledgment, and (ii) any litigation or judicial process arising from or related to the Transactions or the Company’s efforts to obtain the Approval Order;
(k)     not (i) waive any of the conditions to consummation of the Transactions set forth in the Definitive Documents or (ii) amend or waive any of the terms or conditions of the Definitive Documents, in each case, without the prior written consent of the Required Supporting Noteholders;
(l)    negotiate in good faith and on a timely basis to enter into the Definitive Documents;
(m)    not (i) make or declare any dividends, distributions or other payments on account of the Equity Securities, other than as permitted under clauses (4), (7), (9), (12) or (13) of Section 3.3(b) of the Indenture, or (ii) enter into any Affiliate Transactions (as defined in the Indenture) except (x) pursuant to any agreement or arrangement set forth on Exhibit O, (y) as permitted by clauses (1) through (10) of Section 3.8(b) of the Indenture or (z) for issuances of any Equity Securities to any officer, director, employee, manager or consultant (in his or her capacity as such) which issuances have been approved by the Board;
(n)    cause Lewis W. Dickey, Jr., certain members of his family and their Affiliates to enter into and provide to the Parties a duly executed Amendment to Existing Stockholders’ Agreement;
(o)    file with the Secretary of State of the State of Delaware, and cause to be effective, the Amended and Restated Certificate of Incorporation on or prior to the Consummation Date; and
(p)    enter into an indemnification agreement substantially in the form set forth in Exhibit P hereto with each of the members of the Board subject to nomination and election solely by the holders of Class D Common Stock and Class E Common Stock, respectively.
Notwithstanding anything to the contrary in this Agreement, including Section 10 hereof, or any of the Definitive Documents, (x) the Board or any such similar governing body of the Company (including for the avoidance of doubt its subsidiaries and Affiliates) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transactions, including terminating the Transactions, to the extent such Board or similar governing body has determined, in good faith (after consultation with outside counsel), that (i) taking such action, or refraining from taking such action, as applicable, is reasonably required to comply with its fiduciary duties under applicable law or (ii) neither the Approval Order nor the Approval Acknowledgment will be received on or before the Outside Date (as such date may be extended pursuant to Section 2(a) hereof), and (y) the officers and employees of the Company shall not be required to take any actions to the extent the Board or any such similar governing body of the Company (including for the avoidance of doubt its subsidiaries and Affiliates) has determined in good faith (after consultation with outside counsel) that the taking of such actions would be inconsistent with such officer’s or employee’s fiduciary duties under applicable law. In the event the Board or any such similar governing body of the Company (including for the avoidance of doubt its subsidiaries and Affiliates) determines that taking any action or refraining from taking any action is required pursuant to this paragraph, the Company shall promptly, and in any event within forty-eight (48) hours of the Board’s or applicable similar governing body’s determination, provide written notice (in accordance with Section 24 hereof) to the Supporting Noteholders, which notice shall set forth (A) the acts that the Company intends to take or refrain from taking and (B) the specific dut(y)/(ies) that the Board or applicable similar governing body has determined the directors, officers, or employees would breach as a result of such prohibited or required action. For the avoidance of doubt, the initiation of or participation in discussions regarding an Alternative Transaction shall not require any notice hereunder nor shall it be a breach of this Agreement.

5.	Mutual Agreements.
Each of the Parties hereby agrees, as of the Support Effective Date:
(a)    Effective from and after the Consummation Date, in exchange for the cooperation and participation in the Transactions of the Supporting Noteholders, the Company shall waive, release, and discharge the Noteholder Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, fraud, misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Consummation Date arising from or related in any way to the Company, its subsidiaries, the Indenture, the Credit Agreement, the purchase, sale, marketing of, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated under the Transactions, the Notes, the Term Loan, the Revolver, any business or contractual arrangements between the Company and any Noteholder Released Party, and the negotiation, formulation, or preparation of this Agreement, the Definitive Documents, or related agreements, instruments, or other documents, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Company Released Claims”). Further, from and after the Consummation Date, the Company hereby covenants and agrees not to, directly or indirectly, bring, maintain, or encourage any cause of action or other claim or proceeding against a Noteholder Released Party relating to or arising out of any Company Released Claim. Notwithstanding anything to the contrary in this paragraph (a), nothing herein shall release, and Company Released Claims shall not include, (i) any claims, rights or obligations arising under, or any causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in each case, arising on or after the Consummation Date, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, fraud, misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing with respect to the Transactions or this Agreement, any Definitive Documents, or any related agreements, instruments, or other documents (“Excluded Claims”), (ii) any claims in favor of the Company with respect to fraud, gross negligence or willful misconduct, in each case as determined by a Final Order entered by a court of competent jurisdiction, or (iii) the Noteholder Released Parties’ obligations arising under this Agreement or the Definitive Documents.
(b)    Effective from and after Consummation Date, to the extent no Termination Event then exists, in exchange for the cooperation and participation of the Company, each of the Noteholder Released Parties shall waive, release, and discharge the Company Released Parties and their respective property, to the fullest extent permitted under applicable law, from any and all causes of action and any other claims, debts, obligations, duties, rights, suits, damages, actions, derivative claims, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Consummation Date, in law, at equity, or otherwise, whether for tort, contract, claims arising out of violations of federal or state securities laws, fraud, misrepresentation (whether intended or negligent), breach of duty (including any duty of candor), any laws or statutes similar to the foregoing, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Consummation Date arising from or related in any way to the Company, its subsidiaries, the Indenture, the Credit Agreement, the purchase, sale, marketing of, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated under the Transactions, the Notes, the Term Loan, the Revolver, any business or contractual arrangements between the Company and any Noteholder Released Party, and the negotiation, formulation, or preparation of this Agreement, the Definitive Documents, or related agreements, instruments or other documents, including those that the Company or any holder of a claim against or interest in the Company or any other entity could have been legally entitled to assert derivatively or on behalf of any other entity (collectively, the “Noteholder Released Claims”). Further, from and after the Consummation Date, each of the Noteholder Released Parties hereby covenant and agree not to, directly or indirectly, bring, maintain or encourage any cause of action or other claim or proceeding against a Company Released Party relating to or arising out of any Noteholder Released Claim. Notwithstanding anything to the contrary in this paragraph (b), nothing herein shall release, and the Noteholder Released Claims shall not include, the Company Released Parties from (i) any Excluded Claims, (ii) any claims in favor of the Supporting Noteholders with respect to fraud, gross negligence or willful misconduct, in each case as determined by a Final Order entered by a Court of competent jurisdiction, or (iii) the Company’s obligations arising under this Agreement or the Definitive Documents.
(c)    Waiver of Civil Code Section 1542. With respect to the releases set forth above, the Noteholder Released Parties and the Company Released Parties expressly and voluntarily waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code or any similar statute, regulation or rule arising under the law of any jurisdiction. Section 1542 states:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
The Noteholder Released Parties and the Company Released Parties acknowledge that they are aware that they or their attorneys may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to either the subject matter of this Agreement or any party hereto, but they hereto further acknowledge that it is their intention to hereby fully, finally, and forever settle and release all claims among them to the extent provided in this Agreement, whether known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore have existed.
(d)    Except as expressly set forth in the Definitive Documents, the Parties agree that this Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support.

6.	Conditions Precedent.
(a)    It shall be a condition precedent to each Party’s obligation to consummate the Transactions that:
(i)    either (A) the Approval Order shall have been entered or (B) the Company shall have obtained the Approval Acknowledgment; provided that, without limiting Section 6(c)(iii) hereof, any undertaking by the Company with respect to the Approval Acknowledgment that materially and adversely impairs the Company’s ability to consummate the Transactions shall require the written consent of the Required Supporting Noteholders, such consent not to be unreasonably withheld;
(ii)    the Administrative Agent (or any successor thereto) has executed and delivered to the Company the Agent Consent and all the Definitive Documentation to which it is a party on the Consummation Date;
(iii)    each of the Definitive Documents shall have, if applicable, been duly executed and delivered to the appropriate parties and shall be in full force and effect at the Consummation Date; provided that a Party’s failure to execute and deliver a Definitive Document to which it is a party and which it is required to execute and deliver pursuant to this Agreement shall not be a condition precedent to such Party’s obligations;
(iv)    the newly constituted Board, including the members of the Board approved as outlined in the terms attached hereto as Exhibit L, shall have been elected or designated by the existing members of the Board as “continuing directors” (which condition may be waived by the Required Supporting Noteholders in their sole discretion);
(v)    holders of at least ninety-five percent (95%) of the principal amount of the Notes shall have (A) on or prior to the closing of the Qualified Exchange Offer, agreed to the Qualified Exchange Offer and validly and timely tendered, delivered and not withdrawn the requisite tender of (when solicited to do so and by the applicable deadline for doing so) such Notes in the Qualified Exchange Offer and (B) on the Consummation Date, not changed, revoked, or withdrawn such agreement or tender; and
(vi)    the Company shall have obtained any shareholder approvals required to implement the Transactions.
(b)    It shall be a condition precedent to the Company’s obligation to consummate the Transactions (it being understood and agreed that upon satisfaction or waiver by the Company of the conditions set forth in Section 6(a) and this Section 6(b)), the Company will consummate the Transactions) that:
(i)    the representations and warranties of the Required Supporting Noteholders contained in Section 9 shall be true and correct in all respects at and as of the date hereof and as of the Consummation Date with the same effect as if made at and as of such date and after giving effect to the Transactions (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);
(ii)    the Required Supporting Noteholders shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Consummation Date;
(iii)    the Approval Order shall have become a Final Order (which condition may be waived by the Company in its sole discretion); and
(iv)    (A) the new revolving lender identified in the Participation Agreement shall be reasonably satisfactory to the Company in its sole discretion (it being agreed that Cantor Fitzgerald Securities shall be deemed satisfactory); and (B) lenders holding a sufficient principal amount of Revolving Credit Commitments (as defined in the Credit Agreement) have assigned such Revolving Credit Commitments to such new revolving lender identified in the Participation Agreement or an exchanging noteholder (and such assignments of Revolving Credit Commitments shall not have expired) to permit consummation of the Qualified Exchange Offer.
(c)    It shall be a condition precedent to the Supporting Noteholders’ obligation to consummate the Transactions (it being understood and agreed that upon satisfaction or waiver by the Required Supporting Noteholders of the conditions set forth in Section 6(a) and this Section 6(c) the Supporting Noteholders will consummate the Transactions) that:
(i)    the representations and warranties of the Company contained in Section 10 shall be true and correct in all respects at and as of the date hereof and as of the Consummation Date with the same effect as if made at and as of such date and after giving effect to the Transactions (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date);
(ii)    the Company shall have performed and complied, in all material respects, with all of its respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance on or prior to the Consummation Date;
(iii)    the Company shall have not entered into any amendment, restatement, supplement or other modification to the Credit Agreement or any other agreement with any of the lenders under the Credit Agreement either that (A) materially impairs the Company’s ability to consummate the Transactions or (B) materially and adversely affects the economic interests of a Supporting Noteholder in its capacity, collectively, as holder of Revolver and Common Stock, after giving pro forma effect to the consummation of the Transactions (including any such amendments, restatements, supplements, or modifications thereto that, in either case, would reasonably be expected to have a material adverse impact on the Company’s ability to continue to make interest payments with respect to the Revolver and repay the Revolver upon maturity), in each case, without the written consent of the Required Supporting Noteholders;
(iv)    since December 31, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect. For purposes hereof, “Material Adverse Effect” has the meaning ascribed to such term in the Credit Agreement in effect on the date hereof; provided that no act or omission taken pursuant to this Agreement or the Definitive Documents in connection with the Transactions shall give rise to a Material Adverse Effect for purposes of this Agreement;
(v)    the Amended and Restated Certificate of Incorporation shall have been filed with the Delaware Secretary of State and shall be in full force and effect; and
(vi)    any conditions precedent set forth in any of the Definitive Documents shall have been satisfied or waived in accordance with the terms of each applicable Definitive Document and this Agreement.

7.	Transfer of Claims; Standstill.
(a)    Each Supporting Noteholder agrees that, for the duration of the Support Period, such Supporting Noteholder shall not sell, transfer, loan, issue, pledge (except for blanket security interests of lenders to any of the Supporting Noteholders), hypothecate, assign, or otherwise dispose of (including by participation), directly or indirectly, in whole or in part, any of the Notes or any option thereon or any right or interest therein, or any right or claim derived therefrom (including the Trust Certificates) (collectively, a “Transfer”), unless the transferee thereof either (i) is a Supporting Noteholder or (ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Supporting Noteholder and to be bound by all of the terms of this Agreement (including with respect to any and all claims or interests it already may hold against or in the Company prior to such Transfer which are subject to this Agreement) by executing the Joinder Agreement and delivering an executed copy thereof, within two (2) Business Days of closing of such Transfer, to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attn: Ryan Preston Dahl and Jason B. Gott and also via email at ryan.dahl@kirkland.com and jason.gott@kirkland.com, in which event (x) the transferee (including the Supporting Noteholder’s transferee, if applicable) shall be deemed to be a Supporting Noteholder hereunder with respect to all such transferred rights and obligations as well as a Party hereto with respect to any and all claims or interests it may hold against or in the Company and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Notwithstanding anything herein to the contrary, (i) any Supporting Noteholder may transfer any of its Notes or any option thereon or any right or interest therein, or any right or claim derived therefrom to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Supporting Noteholder or sign a Joinder Agreement; provided that the Qualified Marketmaker promptly (and in any event prior to the next applicable date on which the Supporting Noteholders will vote on any mater presented to them) transfers all of such Notes, option, right, interest or claim to a transferee that is or becomes a Supporting Noteholder or who has or does sign a Joinder Agreement as provided above concurrently with such transfer, and the transfer documentation between the transferring Supporting Noteholder and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Supporting Noteholder is acting in its capacity as a Qualified Marketmaker, it may transfer any Notes or any option thereon or any right or interest therein, or any right or claim derived therefrom that it acquires from a holder of such Notes, option, right, interest or claim that is not a Supporting Noteholder without the requirement that the transferee be or become a Supporting Noteholder or sign a Joinder Agreement. Each Supporting Noteholder agrees that any Transfer of any Notes that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Company and each other Supporting Noteholder shall have the right to enforce the voiding of such transfer. Notwithstanding anything contained herein to the contrary, during the Support Period, a Supporting Noteholder may offer, sell or otherwise transfer any or all of its interests or claims in the Notes to any entity that, as of the date of transfer, controls, is controlled by or is under common control with such Supporting Noteholder; provided that such entity shall automatically be subject to the terms of this Agreement and deemed a Party hereto and shall execute a Joinder Agreement.
(b)    Each Supporting Noteholder party hereto acknowledges and agrees that, during the Support Period, it shall not acquire beneficial ownership of either additional shares of Class A Common Stock or additional Notes, in each case, (i) determined in accordance with (A) the applicable rules of IRC §382 and the regulations thereunder or (B) the definition of “beneficial ownership” as defined in this Agreement and (ii) to the extent, and solely to the extent, that, after giving effect to such acquisition and the Transactions, such acquisition would directly result in both (A) such Supporting Noteholder qualifying as a five percent (5%) shareholder within the meaning of Treasury Regulation §1.382-2T(g) and (B) a material limitation on the net operating losses available to the Company immediately prior to the time of such acquisition. In addition, each Supporting Noteholder party hereto acknowledges and agrees that, during the Support Period, it will not acquire beneficial ownership of any Equity Securities or Notes in addition to what is set forth on such Supporting Noteholder’s signature page hereto without the prior consent of the Company to the extent that such acquisition would result in a Restricted Group in respect of such Supporting Noteholder thereby beneficially owning Equity Securities comprising twenty-two and a half percent (22.5%) or more of the voting power of the Company’s Equity Securities determined as of the date of such proposed acquisition giving pro forma effect to the Transactions contemplated herein, excluding any Equity Securities acquired by way of stock dividend, stock split, reorganization, recapitalization, rights offering, merger, consolidation or other like distributions approved and made by the Company to holders of Equity Securities or debt obligations of the Company in respect thereof. Notwithstanding the foregoing nothing in this Section 7(b) shall restrict, nor shall a Supporting Noteholder be in breach hereof as a result of, (A) such Supporting Noteholder’s holdings and ownership of the Notes and Equity Securities as of the Support Effective Date or (B) any acquisition of or entry into any swap or hedge interest, agreement, or arrangement so long as any interest, agreement, or arrangement does not give such Supporting Noteholder the right to acquire additional Equity Securities or to vote any Equity Securities, or cause any Equity Securities, to be voted as directed by such Supporting Noteholder.
(c)    Each Supporting Noteholder acknowledges and agrees that, from and after the Consummation Date until the earliest of: (i) November 28, 2020, (ii) (A) the termination of the Existing Stockholders’ Agreement (as amended by the Amendment to Existing Stockholders’ Agreement) by agreement of the parties thereto (and not pursuant to the terms thereof expressly providing for such termination), or (B) the amendment or waiver by the Company of any provision thereof (and not pursuant to the terms thereof expressly providing for the same) to the extent it (x) reduces, in any material respect, the restrictions on the acquisition of Equity Securities set forth therein or (y) permits the acquisition of Equity Securities in violation of the current terms thereof, (iii) the Termination Event described in Section 8(a)(ii) and (iv) the termination of the Credit Agreement, each Supporting Noteholder covenants and agrees with the Company (and not with any other Supporting Noteholder) that such Supporting Noteholder shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company:
(A) except by way of stock dividend, stock split, reorganization, recapitalization, rights offering, merger, consolidation or other like distributions approved and made by the Company to holders of Equity Securities or debt obligations of the Company, acquire any beneficial ownership of Class A Common Stock, or enter into any agreements or make any understandings in respect of the acquisition or voting of Equity Securities or otherwise, or take any action, or fail to take any action, such that the Restricted Group in respect of such Supporting Noteholder thereby beneficially owns Equity Securities comprising twenty-two and a half percent (22.5%) or more of the voting power of the Company’s Equity Securities determined as of and calculated as of the time of such acquisition, or
(B) take any action, directly or indirectly, alone or in concert with others, including through the voting of any shares of Equity Securities of the Company at meetings called or held for the purpose of electing directors of the Company or other purposes (or by consent action taken in lieu of such a meeting), (i) to seek, cause, promote or support the removal of any member of the Board (other than any such action with respect to such members of the Board subject to nomination and election solely by the holders of Class D Common Stock or Class E Common Stock), (ii) to vote, or solicit, or participate with any other Person in the solicitation of, proxies, in order to vote, advise or influence any Person with respect to, and solely with respect to, the voting of shares of Equity Securities of the Company other than (and the Supporting Noteholder agrees to vote affirmatively or submit a proxy) (x) in favor of each director that the Board recommends for election to the Board, (y) against any director that the Board has not nominated for election, and (z) in accordance with the recommendation of the Board on any other matters proposed by the Company or by one or more stockholders of the Company (other than (a) any proposed merger, acquisition or other business combination or similar extraordinary transaction requiring a vote of the stockholders of the Company under Delaware law after approval by the Board or (b) any proposed amendment or modification to, or restatement of, the Company’s certificate of incorporation (including, if requiring any vote of stockholders under Delaware law, any certificate of designation with respect thereto) that is proposed by the Board and adversely affects the legal rights of the Supporting Noteholders, on which proposals each Supporting Noteholder may vote in its own absolute discretion), (iii) make or be the proponent of any stockholder proposal, (iv) make any request for stockholders list materials or other books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law or otherwise, (v) publicly contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 7(c), (vi) make any public statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the Company or its business, operations or financial performance, officers or directors or any Person who has served as an officer or director of either party in the past, or who serves on or following the date of this Agreement as an officer, director or agent of the Company (1) in any document or report filed with or furnished to the SEC or any other governmental agency, (2) in any press release or other publicly available format or (3) to any stockholder, investor, analyst, journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview), or (vii) encourage, advise, assist, direct or facilitate the taking of any actions by any other Person in connection with any of the foregoing.
(d)    Notwithstanding the foregoing, nothing in Section 7(c) shall restrict, nor shall a Supporting Noteholder be in breach hereof as a result of, (A) such Noteholder’s holdings and ownership of the Notes and Equity Securities as of the Support Effective Date or (B) any acquisition of or entry into any swap or hedge interest, agreement, or arrangement so long as any such interest, agreement, or arrangement does not give such Supporting Noteholder the right to acquire additional Equity Securities or to vote any Equity Securities, or cause any Equity Securities to be voted, as directed by such Supporting Noteholder. Each Supporting Noteholder agrees that it will not cause, permit, direct, or encourage the Restricted Noteholder (to the extent it has the requisite power to prohibit the Restricted Noteholder) to take any of the actions prohibited herein.
(e)    Should any party holding Notes wish to become a Supporting Noteholder hereunder, it may do so by executing the Joinder Agreement, and delivering an executed copy thereof, within two (2) Business Days of closing of such Transfer, to Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attn: Ryan Preston Dahl and Jason B. Gott and also via email at ryan.dahl@kirkland.com and jason.gott@kirkland.com, in which event the party shall be deemed to be a Supporting Noteholder hereunder with respect to all rights and obligations under the Notes and under this Agreement, as well as a Party hereto with respect to any and all claims or interests it may hold against or in the Company, in each case, pursuant to and subject to the terms and conditions of this Agreement.

8.	Termination.
This Agreement may be terminated upon the occurrence of any of the following events together with written notice thereof by the Parties asserting termination to the other Parties (each event a “Termination Event” and the date on which this Agreement is terminated in accordance herewith, the “Termination Date”):
(a)    by the Required Supporting Noteholders, in their sole and absolute discretion:
(i)    if (A) the Company has breached, in any material respect, any of its obligations under this Agreement or under the Definitive Documents or upon the occurrence of a material default or event of default as set forth herein and therein, (B) such terminating Party has provided written notice to the Company of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Company;
(ii)    if (A) the Company (including for the avoidance of doubt its subsidiaries) commences proceedings under title 11 of the United States Code (including (1) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (2) consenting to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (3) filing an answer admitting the material allegations of a petition filed against it in any such proceeding, (4) applying for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company for a substantial part of its assets (5) making a general assignment or arrangement for the benefit of creditors or (6) taking any corporate action for the purpose of authorizing any of the foregoing); (B) the Company (including for the avoidance of doubt any of its subsidiaries) has any such proceedings commenced involuntarily against it (including the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or their debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law), or (C) a receiver, trustee, custodian or similar official is appointed for the Company (including for the avoidance of doubt any of its subsidiaries);
(iii)    if (A) a “Default” (as defined in the Indenture) has occurred, (B) such terminating Party has provided written notice to the Company of such Default, and (C) to the extent the Indenture contains a grace period for such default prior to such default becoming an “Event of Default” (as defined in the Indenture) that is longer than five (5) Business Days, such Default remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Company; provided, that, in the event of (x) a Default in the payment of the principal of, or premium, if any, or interest (including Additional Interest (as defined in the Indenture)) on a Note held by a Supporting Noteholder (other than the non-payment of interest or premium, if any, on the principal of such Note that became due solely because of the acceleration of such Note) or (y) a Default in respect of a provision that under Section 9.2 of the Indenture cannot be amended without the consent of each holder of Notes affected, then each Supporting Noteholder shall be permitted and entitled to terminate this Agreement with respect to itself without requiring any action by the Required Supporting Noteholders pursuant to this subsection; provided, further, that no act or omission taken pursuant to this Agreement or the Definitive Documents in connection with the Transactions shall give rise to a Termination Event pursuant to this Section 8(a)(iii);
(iv)    upon notice delivered by the Company pursuant to the final paragraph of Section 4 hereof;
(v)    upon the valid termination of the Qualified Exchange Offer in accordance with its respective terms;
(vi)    if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Transactions in a material way that cannot be reasonably remedied by the Parties, including if the Approval Order is denied by a court of competent jurisdiction;
(vii)    upon (A) a filing by the Company of any proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of, the Notes and/or the liens securing the Notes (or if the Company supports any such proceeding commenced by any third party, if any); (B) the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the Notes;
(viii)    upon the termination or breach of the Existing Stockholders’ Agreement or the Voting Agreement;
(ix)    if the Qualified Exchange Offer has not commenced by 11:59 p.m. (New York City time) on December 12, 2016;
(x)    if the Qualified Exchange Offer has not closed by the Outside Date;
(xi)    if the preliminary Proxy Statement, together with all other proxy materials, for the Shareholders’ Meeting has not been filed with the SEC by December 27, 2016;
(xii)    if the Shareholders’ Meeting for the purpose of voting on and approving the Transactions, including the Amended and Restated Certificate of Incorporation and the issuance of new common stock in the Company as contemplated by the Transactions, has not been duly called and held by January 27, 2017; provided, however, that if the SEC undertakes review of the Proxy Statement, then such date shall be extended until February 9, 2017;
(xiii)     if the Approval Acknowledgment has not been received and if no litigation proceedings seeking entry of the Approval Order have been commenced by December 13, 2016; or
(xiv)    if any required affirmative vote of the shareholders of the Company to approve the Transactions, including the Amended and Restated Certificate of Incorporation and the issuance of Common Stock in the Company as contemplated by the Transactions, has not occurred by January 27, 2017; provided, however, that if the SEC undertakes review of the Proxy Statement, then such date shall be extended until February 9, 2017.
(b)    by the Company, in its sole and absolute discretion:
(i)    without limiting Section 8(b)(ii) hereof, if (A) any Supporting Noteholder has breached, in any material respect, any of its obligations under this Agreement or under the Definitive Documents, or upon the occurrence of a material default or event of default as set forth herein and therein, (B) the Company has provided written notice to the Supporting Noteholders of such breach, and (C) such breach remains outstanding as of the date that is five (5) Business Days after the delivery of such notice to the Supporting Noteholders;
(ii)    immediately, if (A) any Supporting Noteholder fails to timely tender its Notes in the Qualified Exchange Offer in conjunction with the Transactions and as required under this Agreement and (B) the Company, upon knowledge thereof, has provided written notice of such failure to tender to the Supporting Noteholders at least two (2) Business Days prior to the date on which such Supporting Noteholder was required to tender pursuant to this Agreement;
(iii)    if any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Transactions in a material way that cannot be reasonably remedied by the Parties;
(iv)    if holders of at least ninety-five percent (95%) of the principal amount of the Notes have not on or prior to the Expiration Date (as defined in the Offering Memorandum attached hereto), agreed to the Qualified Exchange Offer and validly and timely tendered, delivered and not withdrawn the requisite tender of (when solicited to do so and by the applicable deadline for doing so) such Notes in the Qualified Exchange Offer;
(v)    if the Board or any such similar governing body of any Company (including for the avoidance of doubt Cumulus Media, Cumulus Holdings and their subsidiaries), determines in good faith (after consultation with outside counsel) that neither the Approval Order nor the Approval Acknowledgment will likely be obtained on or before March 13, 2017;
(vi)    if the Board or any such similar governing body of any Company (including for the avoidance of doubt its subsidiaries and Affiliates), determine in good faith (after consultation with outside counsel), that continued performance under this Agreement would be inconsistent with its fiduciary duties under applicable law; or
(vii)    during the Appeal Period, if (A) at any time the total Revolving Credit Commitments held by the new revolving lender constitute less than a majority of the aggregate Revolving Credit Commitments or (B) the Company in good faith determines (after consultation with outside counsel) not to oppose or to continue to oppose such appeal or request for relief;
(c)    by the written mutual consent of the Company and the Required Supporting Noteholders; or
(d)    by either the Company or the Required Supporting Noteholders if the Transactions have not been consummated on the first Business Day after the Outside Date (as such date may be extended pursuant to Section 2(a) hereof).
Upon the Termination Date, this Agreement shall forthwith become null and void ab initio and of no further force or effect, each Party hereto shall be released from its commitments, undertakings and agreements under or related to this Agreement and any of the Definitive Documents, as applicable, and there shall be no liability or obligation on the part of any Party hereto; provided that in no event shall any such termination relieve a Party hereto from (i) liability for its breach or non-performance of its obligations hereunder prior to such Termination Date, notwithstanding any termination of this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 22; provided, further, that notwithstanding anything to the contrary herein, any Termination Event may be waived in accordance with the procedures established by Section 17, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver. Without limiting Section 21 hereof, upon any Termination Event, any and all consents, tenders, waivers, forbearances and votes delivered by a Supporting Noteholder automatically shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Company or any other party. Upon the Termination Date, other than on account of a Termination Event arising under Section 8(b)(ii) hereof, the fee and expense reimbursements required by Section 15 hereof shall be payable immediately for all work through the Termination Date. This Agreement will further automatically terminate as to any Supporting Noteholder upon the Transfer of all of such Supporting Noteholder’s Notes pursuant to and in accordance with Section 7 hereof.
Notwithstanding the foregoing or anything herein to the contrary (but subject to the last paragraph of Section 4 and Section 8(b)(vi) hereof), no Party may exercise any of its respective termination rights as set forth in this Section 8 if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement unless such failure to perform or comply arises as a result of another Party’s actions or inactions or would not otherwise give rise to a Termination Event in favor of the other Party.

9.	Representations and Warranties of the Supporting Noteholders.
Each Supporting Noteholder severally, and neither jointly nor jointly and severally, represents and warrants that, during the Support Period (except as otherwise provided below):

(a)    It (i) is, as of the Support Effective Date or, if after the Support Effective Date, the date upon which it delivers its executed signature page to this Agreement, the beneficial owner (including pursuant to any swap or derivative transaction) of the face amount of the Notes, the number of Equity Securities and the amount of such other claims against the Company and/or its subsidiaries under the Term Loans and Revolver that it owns, or is the nominee, investment manager, or advisor for beneficial holders of or discretionary accounts holding the Notes, the Equity Securities or the Term Loan or Revolver, as reflected in such Party’s signature block to this Agreement, in each case, other than any Restricted Claims and (ii) does not beneficially own any other Notes, Equity Securities or other claims under the Term Loan or Revolver.
(b)    It has the full power and authority to act on behalf of, vote and consent to matters concerning the Notes and such other claims against the Company (including the Term Loans) that it owns.
(c)    If it owns any Notes, such Notes are not subject to any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that could reasonably be expected to adversely affect in any way such Party’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed.
(d)    Its execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and no other proceedings and no other votes, consents or approvals or actions or proceedings are necessary to effectuate the Transactions contemplated by, and perform its obligations under, this Agreement.
(e)    As of the date hereof (or such later date that it delivers its signature page hereto to the other Parties), it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.
(f)    The execution, delivery, and performance by it of this Agreement does not, and shall not, require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body.
(g)    It is both (a) (i) a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, as amended (the “Securities Act”) and (ii) a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended and (b) not a “benefit plan investor” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended.
(h)    It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Supporting Noteholder, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
(i)    It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement.
(j)    The execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Transactions.
(k)    It is not a party to any contract, agreement, commitment, understanding or other obligation (written or oral) with any other person with respect to the Transactions, including the Exchange Offer and the Revolver Amendments, any purchase, sale, acquisition, repurchase, exchange or other disposition of the Notes, the Term Loan, the Revolver, or any other equity or debt securities of the Company or any financing, refinancing, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale or transfer of assets or equity or debt interests or any other transaction or restructuring involving the Company or any of its assets, properties, rights, obligations or businesses, other than in the ordinary course of business or pursuant to this Agreement and the Definitive Documents and the Transactions contemplated hereby and thereby (collectively, an “Alternative Transaction”).
(l)    With respect to a Supporting Noteholder other than Capital Research and Management Company, such Supporting Noteholder has not and does not control any Restricted Noteholder and is not able to cause any Restricted Noteholder to take any action.
(m)     With respect to the Restricted Noteholder, Capital Research and Management Company (“CapRe”) (and no other Supporting Noteholder) represents and warrants that the Restricted Noteholder is restricted or restrained by its applicable organizational documents or similar applicable agreement or contract governing its operation and affairs (including its investment) from participating in the Qualified Exchange Offer solely with respect to the Restricted Claim, including as a result of a prohibition on such Restricted Noteholder owning any Equity Securities and, to the extent it has the requisite power to prohibit the Restricted Noteholder from doing so, CapRe will not cause or permit the Restricted Noteholder to engage in any actions or activities otherwise prohibited to Supporting Noteholders generally under the terms of this Agreement (it being understood that Restricted Noteholder will not be prohibited from selling or otherwise transferring the $805,000 in aggregate principal amount of Notes currently held). CapRe further covenants and agrees that the Restricted Noteholder will not, directly or indirectly, acquire any additional Notes.

10.	Representations and Warranties of the Company.
The Company (with respect to Cumulus Media and each of its direct and indirect subsidiaries), jointly and severally, represents and warrants that, during the Support Period (except as otherwise provided below):

(a)    The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by all necessary action on the part of the Company, Cumulus Holdings, and the subsidiary guarantors to the Indenture, including the approval by the Board of the Transactions, and no other proceedings on the part of the Company and no other votes, consents or approvals or actions or proceedings by or on behalf of Company, other than shareholder approval contemplated by the Proxy Solicitation and the Approval Acknowledgment, are necessary to effectuate the Transactions contemplated by, and perform its obligations under, this Agreement.
(b)    It is not a party to any contract, agreement, commitment, understanding or other obligation (written or oral) with any other person with respect to the Transactions (including the Exchange Offer and the Revolver Amendments, or any Alternative Transaction).
(c)    The Company has filed or furnished, as applicable, all material forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2013 (together with any filings with the SEC incorporated by reference by the Offering Memorandum, the “Company Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), each of the Company Reports, as amended, complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act, and any rules and regulations promulgated thereunder applicable to the Company Reports. Subject to any approval required or contemplated by this Agreement, the Company is not in breach of, or default under the Indenture or the Credit Agreement and there exists no event of default or circumstance which would, with the passage of time or the giving of notice or both, result in a default or event of default, under the Indenture or the Credit Agreement.
(d)    As of the date hereof (or such later date that it delivers its signature page hereto to the other Parties), it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this Agreement.
(e)    It is validly existing and in good standing under the laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, including remedies of specific performance and injunctive and other forms of equitable relief.
(f)    It has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transactions contemplated by, and perform its respective obligations under, this Agreement, subject to the conditions set forth in this Agreement, including Section 6 hereof.
(g)    The execution, delivery, and performance of this Agreement does not and shall not: (i) violate any provision of law, rules, or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach, or default, would have a material and adverse effect on the Transactions, subject to the conditions set forth in this Agreement, including Section 6 hereof.

11.	Good Faith Cooperation; Further Assurances.
As long as a Termination Event under Section 8 of this Agreement has not occurred, the Company hereby covenants and agrees to cooperate in good faith with all information requests reasonably made by advisors to the Supporting Noteholders that are necessary or advisable for the Supporting Noteholders to evaluate the Transactions, and further covenants and agrees to deliver such information requested on a timely basis.

12.	Effectiveness.
This Agreement will be effective and binding upon the Company and the undersigned Parties as of the date on which: (a) the Company shall have executed and delivered counterpart signature pages of this Agreement to the Parties or their respective counsel; and (b) two (2) or more Noteholders, together, holding at least 57.3% by principal face amount of all outstanding Notes, shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Company (the “Support Effective Date”).

13.	Entire Agreement.
This Agreement, including all exhibits hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements, which remain unaltered; provided that, the Support Effective Date shall be deemed the Public Disclosure Time (as defined in Confidentiality Agreements).

14.	Waiver.
This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. If the Transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence in any applicable jurisdiction, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

15.	Payment of Fees and Expenses.
The Company will pay the reasonable, documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, as legal advisor, and Houlihan Lokey Capital, Inc., as financial advisor, to the ad hoc group of Supporting Noteholders represented by them, pursuant to and subject to the terms and conditions of letter agreements agreed between the Company and such advisors, in connection with conducting ongoing due diligence and negotiating, documenting, and consummating the Transactions; provided that upon the Support Effective Date, the Company will pay all outstanding reasonable, documented fees and expenses of Akin Gump Strauss Hauer & Feld LLP, as legal advisor, and Houlihan Lokey Capital, Inc., as financial advisor, to the ad hoc group of Supporting Noteholders that are outstanding and have been invoiced as of such Support Effective Date. Notwithstanding the foregoing, the Company will not be obligated to pay any additional fees or expenses of any advisor to the ad hoc group of Supporting Noteholders to the extent such additional fees and expenses are incurred solely from and after the delivery to either the Company or the Supporting Noteholders of notice of a Termination Event in compliance with Section 8 hereof; provided that all fees and expenses incurred prior to such delivery shall be paid by the Company pursuant to the foregoing and the applicable letter agreements and to the extent provided herein.

16.	Counterparts.
This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

17.	Amendments.
Except as otherwise provided herein, no provision of this Agreement or any Definitive Document may be modified, waived, amended, restated, or supplemented, without the prior written consent of the Company and the Required Supporting Noteholders; provided that (x) this Section 17 may only be modified, waived, amended, or supplemented with the prior written consent of all of the Parties and (y) any modification, waiver, amendment, restatement or supplement that is materially adverse to a Party shall not be effective or enforceable with respect to such Party unless such Party has provided its written consent to such modification, waiver, amendment, restatement or supplement.

18.	Headings.
The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19.	Relationship Among Parties.
It is understood and agreed that any Supporting Noteholder may trade in the Notes or other debt or equity securities of the Company without the consent of the Company or any Supporting Noteholder, subject to applicable securities laws and Section 5 hereof. No Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. A Supporting Noteholder may only enforce this Agreement against the Company and not against another Supporting Noteholder.

20.	Acknowledgments; Obligations Several.
This Agreement is not and shall not be deemed to be a solicitation for the Exchange Offer. Notwithstanding that this Agreement is being executed by multiple Supporting Noteholders, the obligations of the Supporting Noteholders under this Agreement are several and neither joint nor joint and several. No Supporting Noteholder shall be responsible in any way for the performance of the obligations or any breach of any other Supporting Noteholder under this Agreement, and nothing contained herein, and no action taken by any Supporting Noteholder pursuant hereto shall be deemed to constitute the Supporting Noteholders as a partnership, an association or joint venture of any kind, or create a presumption that the Supporting Noteholders are in any way acting other than in their individual capacities. None of the Supporting Noteholders shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Supporting Noteholder acknowledges that no other Supporting Noteholder will be acting as agent of such Supporting Noteholders in connection with monitoring such Supporting Noteholder’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any the other transaction documents to be entered into in connection with the consummation of the Transactions. Neither any Restricted Noteholder nor any Restricted Claim shall be subject to or bound by this Agreement and no Noteholder shall have any obligations or be deemed to have made any representations, warranties, covenants or agreements in this Agreement with respect thereto. No securities of the Company are being offered or sold hereby and this Agreement neither constitutes an offer to sell nor a solicitation of an offer to buy any securities of the Company.

21.	Specific Performance.
It is understood and agreed by the Parties that money damages may be an insufficient remedy for any breach of this Agreement by any Party, that such breach may represent irreparable harm, and that each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto or their representatives be liable to any other party hereunder for any punitive, incidental, consequential, special or indirect damages, including the loss of future revenue or income or opportunity, relating to the breach or alleged breach of this Agreement.

22.	Survival.
Notwithstanding (x) any Transfer of the Notes in accordance with Section 5 of this Agreement or (y) the termination of this Agreement in accordance with its terms, the (a) agreements and obligations of the Parties in Section 8 and Sections 12 through 26 (inclusive), Section 29 and this Section 22 (and any definitions or interpretative provisions used therein but defined elsewhere in this Agreement) shall survive such Transfer or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; (b) subject to the occurrence of the Consummation Date, the agreements of the Supporting Noteholders pursuant to Section 7(c) and Section 7(d) shall survive the termination of this Agreement; and (c) subject to the occurrence of the Consummation Date, the agreements of the Company, the AG Affiliated Parties, the Waddell Affiliated Parties, and the Q Investments Affiliated Parties pursuant to Section 28 and Section 30 shall survive the termination of this Agreement.

23.	Governing Law; Chosen Forum; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.
(b)    Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement in a New York state or federal court sitting in the Borough of Manhattan, New York, New York (the “Chosen Court”), and solely in connection with claims arising under this Agreement: (i) irrevocably submits to the exclusive jurisdiction and the authority of the Chosen Court; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (iii) waives any objection that the Chosen Court is an inconvenient forum, does not have jurisdiction over any Party hereto, or lacks the constitutional authority to enter final orders in connection with such action or proceeding.
(c)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding arising out of, or relating to, this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each Party (i) certifies that no representative, agent, or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 23.

24.	Notices.
All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail transmission with first class mail confirmation to the Parties at the following addresses or email addresses:
(a)    If to the Company:
Richard Denning, Esq.
Cumulus Media Inc.
3280 Peachtree Road, N.W. Suite 2300
Atlanta, Georgia 30305
Facsimile:    (404) 260-6877
Email:        richard.denning@cumulus.com

with copies to (which shall not constitute notice):
Paul M. Basta, P.C.
Melissa J. Hutson, P.C.
Christian O. Nagler
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile:    (212) 446-4900
E-mail:        paul.basta@kirkland.com
        melissa.hutson@kirkland.com
        christian.nagler@kirkland.com

- and -

Ryan Preston Dahl
Jason B. Gott
Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Facsimile:     (312) 862-2200
E-mail:     ryan.dahl@kirkland.com
    jason.gott@kirkland.com

(b)    If to the Supporting Noteholders:
To the addresses set forth on the signature pages hereto
with a copy to (which shall not constitute notice):
Michael S. Stamer
Meredith A. Lahaie
Frederick T. Lee
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, New York 10036
Facsimile:     (212) 872-1002
E-mail:     mstamer@akingump.com
    mlahaie@akingump.com
        flee@akingump.com

25.	Successors and Assigns; No Third-Party Beneficiaries.
(a)    The terms and provisions of this Agreement are intended solely for the benefit of the Parties and this Agreement is intended to bind and inure to the benefit of their respective successors and permitted assigns.
(b)    It is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as otherwise expressly permitted herein; provided that it is acknowledged and agreed that (x) each Noteholder Released Party is a third party beneficiary with respect to Section 5(a) hereof and shall be permitted to enforce such provision in accordance with its terms and (y) each Company Released Party is a third party beneficiary with respect to Section 5(b) hereof and shall be permitted to enforce such provision in accordance with its terms.

26.	Interpretation and Rules of Construction; Severability.
This Agreement is the product of negotiations among the Parties and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Parties were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if the essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. In this Agreement, unless the context otherwise requires (a) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words, (b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication, (c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa, (d) the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits attached hereto, and not to any provision of this Agreement, (e) the term this “Agreement” shall be construed as a reference to this Agreement, including the exhibits attached hereto, as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented in accordance with its terms, and (f) time is of the essence in the performance of the obligations of each of the Parties. In the event of a conflict between this Agreement and any Definitive Agreement, then, solely as between the Parties, this Agreement shall control.

27.	Public Disclosure.
The Company will submit to the Supporting Noteholders all press releases, public filings, public announcements or other communications with any news media relating to this Agreement, or the Definitive Documents or the Transactions contemplated hereby and thereby and any amendments thereof. The Company may not (a) use the name of any Supporting Noteholder or any of its managers, advisors, Affiliates, officers, directors, shareholders, members, employees, partners, representatives and agents in any press release or filing with the SEC without such Party’s prior written consent or (b) disclose holdings of the Supporting Noteholders to any Person; provided that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Notes held by all the Supporting Noteholders as a group; provided further that the Company shall be permitted to disclose any information requested or required by applicable law, rule, regulation, or governmental or regulatory or self‑regulatory body.
Promptly following the execution of this Agreement, the Company shall announce this Agreement by means of a press release in the form attached hereto as Exhibit N (the “Press Release”). Neither the Company nor any Supporting Noteholder shall make or cause to be made any public announcement or widely disseminated statement with respect to the subject of this Agreement that is contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party; provided that, for the avoidance of doubt, the foregoing shall not prohibit a Supporting Noteholder from discussing this Agreement or the Transactions in a manner that is not widely disseminated or is not a public announcement with any other holder of, or any bona fide potential purchaser (provided such bona fide potential purchaser executes a confidentiality and non-disclosure agreement for the benefit of and enforceable by the Company containing, in all material respects, terms at least as protective as the terms set forth in the Confidentiality Agreement) of, Notes in a manner otherwise consistent with such Supporting Noteholders’ obligations hereunder.
Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, the Company hereby permits and authorizes each of the Supporting Noteholders to disclose the existence of this Agreement, together with any Confidential Agreement related to this Agreement and the Definitive Documents and the transactions contemplated hereby and thereby, to any bona fide potential purchaser of Notes, Term Loans or other claims held by such Supporting Noteholder if such bona fide potential purchaser executes a confidentiality and non-disclosure agreement for the benefit of and enforceable by the Company containing, in all material respects, terms at least as protective as the terms set forth in the Confidentiality Agreement.
The Supporting Noteholders and the Company acknowledge that the arrangements contemplated by this Agreement are not intended to constitute the formation of a Group. Each Supporting Noteholder agrees that, for purposes of determining beneficial ownership of such Supporting Noteholder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s securities owned by the other Supporting Noteholders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports.

28.	Refinancing Consent
In the event the Company desires to refinance or replace the Revolver under the Credit Agreement prior to November 23, 2019, other than in connection with a refinancing of all obligations under the Credit Agreement (which refinancing of all obligations may include pursuant to an “amend & extend” transaction where all term lenders either agree to extend the term loan maturity or are replaced by new lenders willing to extend the term loan maturity), the Company shall first obtain the written consent of a majority of the common equity beneficially owned by the AG Affiliated Parties, the Waddell Affiliated Parties, and the Q Investments Affiliated Parties; provided that, (a) the AG Affiliated Parties shall permanently cease to have such consent right to the extent their beneficial ownership of the Equity Securities of the Company is less than 5.5% of the aggregate Equity Securities of the Company at any time, (b) the Waddell Affiliated Parties shall permanently cease to have such consent right to the extent their beneficial ownership of the Equity Securities of the Company is less than 2.5% of the aggregate Equity Securities of the Company at any time, and (c) the Q Investments Affiliated Parties shall permanently cease to have such consent right to the extent their beneficial ownership of the Equity Securities of the Company is less than 2.5% of the aggregate Equity Securities of the Company at any time; provided further that to the extent the beneficial ownership of any of the AG Affiliated Parties, the Waddell Affiliated Parties or the Q Investments Affiliated Parties is less than the foregoing thresholds at any time, such holder’s Equity Securities of the Company shall permanently cease to be considered in determining whether such holders consent to such refinancing as required by this paragraph.

29.	Revolver Assignments
Other than with respect to the Revolver Amendment, the Company agrees not to seek, and will cause its subsidiaries not to seek, any amendment, modification or waiver to Sections 6.2(c) or 8.1 of the Credit Agreement in effect as of the Support Effective Date, without the prior written consent of lenders holding a majority of the aggregate Revolving Credit Commitments as of and in effect on the Support Effective Date; provided that each Supporting Noteholder that is a lender holding Revolving Credit Commitments as of the Support Effective Date (with any Supporting Noteholder party to a binding trade confirm delivered to the Company prior to the date hereof on the Support Effective Date being deemed a lender for this Section 29 solely for so long as such applicable trade confirm shall be in effect) agrees that (i) upon the written request of the Company, it will promptly assign such Revolving Credit Commitments to any Person identified by the Company and (ii) no amounts shall be required to be paid by any Person in connection with any such assignment. The foregoing covenant shall be operative only in the event the Transactions are not consummated in accordance with the terms and conditions of this Agreement and shall (x) survive the termination or expiration of this Agreement other than a termination on account of a breach by one or more Supporting Noteholders, but (y) shall automatically and without further action by any Party cease to apply once the Supporting Noteholders hold less than $15.0 million of Revolving Credit Commitments, in the aggregate.

30.	FCC Matters
The Company and each Supporting Noteholder agree that:
(a)    notwithstanding anything else contained herein, to the extent the rights and obligations provided herein to, or the Class D Common Stock or Class E Common Stock, as applicable, to be held by, an AG Affiliated Party, a Q Investments Affiliated Party, or a Waddell Affiliated Party have resulted in or would result in a breach of or non-compliance with the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations and policies (the “FCC Regulations”) promulgated by the Federal Communications Commission (the “FCC”) in effect from time to time by the Company, then, with respect to matters related to the Class D Director, Angelo Gordon, or, with respect to matters related to the Class E Director, Q Investments and Waddell, agree that such Class D Director or Class E Director, as applicable, shall recuse himself or herself from any participation in, or attendance at, meetings of the Board, including, but not limited to, the right to vote at such meetings; provided that (w) the foregoing agreement shall not effect or result in the conversion of any party’s Class D Common Stock or Class E Common Stock, and (x) upon elimination of the existing or potential breach or non-compliance, then effective as of such elimination, all rights of the Class D Common Stock and the Class E Common Stock (including all rights to elect voting directors) shall be reinstated in accordance with their terms;
(b)    in the event that any Noteholder’s or its Affiliates’ holdings of debt in the Company and Equity Securities (whether voting or non-voting and including those to be issued upon consummation of the transactions contemplated herein) has resulted or would result in prohibited multiple ownership or cross-ownership under the Communications Act or the FCC Regulations (including, but not limited to, Section 73.3555 of the FCC Regulations), then (1) to the extent that the Noteholder’s and its Affiliates’ attribution under the FCC Regulations is based solely on the holding of voting Equity Securities, such Noteholder’s and its Affiliates’ respective votes with respect to Equity Securities in excess of 4.99999% of the total votes of all Equity Securities entitled to vote on such matters shall be disregarded for so long as the holding of the voting Equity Securities would result in such prohibited multiple ownership or cross-ownership, and (2) to the extent that the Noteholder’s and Affiliates’ attribution under the FCC Regulations is based solely on application of Note 2(i) of Section 73.3555 of the FCC Regulations, the Noteholder shall, within ten (10) Business Days of learning of such existing or potential prohibited multiple ownership or cross-ownership, sell sufficient Equity Securities or take such other action to eliminate the prohibited multiple ownership or cross-ownership. Each Noteholder shall establish procedures to ensure that the Company is promptly informed of any situation where the holdings of debt and Equity Securities of the Noteholder and its Affiliates has resulted or would result in prohibited multiple ownership or cross-ownership;
(c)    in the event that a Noteholder’s or its Affiliates’ holdings of applicable Equity Securities when aggregated with the total foreign ownership of all Equityholders exceeds or upon issuance of the Equity Securities in the Transactions will exceed the limits set forth in Section 310(b) of the Communications Act, as determined by the Company in its sole and absolute discretion, then the Company shall be entitled to require that such Noteholder or any of its Affiliates with a direct or indirect foreign interest for purposes of Section 310(b) of the Communications Act (all such holders, the “Disqualifying Equityholders”) to elect individually either (i) to have their respective pro rata share of applicable Equity Securities (determined based on a Disqualifying Equityholder’s respective holdings of applicable Equity Securities relative to the holdings of all Disqualifying Equityholders and calculated based on such Disqualifying Equityholder’s respective direct or indirect foreign interests) exchanged for warrants exercisable for the same Equity Securities at a nominal purchase price and at a time when such exercise will not cause the Company to be in violation of Section 310(b) of the Communications Act or (ii) to transfer such pro rata share of applicable Equity Securities to a party that is not or would not be a Disqualifying Equityholder, in each case within ten (10) Business Days after receipt of such determination from the Company; provided, that, notwithstanding the foregoing, if a Noteholder is organized outside the United States of America or 50% or more of the ownership of such Noteholder is foreign, then such Noteholder shall receive warrants in the Transaction for the applicable Equity Securities (rather than the applicable Equity Securities themselves). To facilitate the Company’s ability to make the foregoing determination concerning the level of foreign ownership of the Company on a periodic basis as required by FCC Regulations or otherwise, each Noteholder, on behalf of itself and its Affiliates, shall promptly respond to requests from the Company for information concerning foreign ownership of such Noteholder and its Affiliates (including but not limited to the jurisdiction of organization). The warrants contemplated hereby shall be governed by a warrant agreement substantially similar to the Existing Warrant Agreement, including a provision that the Company will use its reasonable efforts to cause the issuance of Class A Common Stock issuable pursuant to the warrants as soon as practicable but no later than five (5) Business Days after receipt by the Company (by delivery to each of the individuals identified by the Company) of (1) a notice of exercise and (2) an ownership certification demonstrating that such exercise will not, as determined in the Company’s sole good faith discretion based on such ownership certification, result in a violation of the Communications Act or FCC Regulations; and
(d)    any initial actions to be taken pursuant to the preceding clauses (a) through (c) shall be taken prior to any other action, including the Board taking any action under Section 6 of the Amended and Restated Certificate of Incorporation.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.
[Signature pages follow]

CUMULUS MEDIA HOLDINGS INC. and CUMULUS MEDIA INC. for itself and on behalf of each of their direct and indirect subsidiaries that is an obligor on the Notes

By:
Name:
Title:

[Refinancing Support Agreement Signature Page]

[SUPPORTING NOTEHOLDER]

By:

Name:

Title:

Principal Amount of Notes: $__________________
Number of Equity Securities: $__________________ Principal Amount of Term Loan: $__________________ Principal Amount of Revolver: $__________________
Notice Address:

Fax:
Attention:

[Refinancing Support Agreement Signature Page]

Exhibit A
JOINDER AGREEMENT
[    ], [2016]
The undersigned (“Noteholder”) hereby acknowledges that it has read and understands the Refinancing Support Agreement, dated as of [__], [2016] (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Support Agreement”), by and among the Company and the Supporting Noteholders.
1.    Agreement to be Bound. The Noteholder hereby agrees to be bound by all of the terms of the Support Agreement applicable to a Supporting Noteholder, a copy of which is attached to this hereto as Annex I (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the terms thereof). The Noteholder shall hereafter be deemed to be a “Supporting Noteholder” and a “Party” for all purposes under the Support Agreement.
2.    Representations and Warranties. The Noteholder hereby makes the representations and warranties of the Supporting Noteholders set forth in Section 9 of the Agreement as of the date first written above to each other Party to the Support Agreement with respect to the aggregate principal amount of Notes set forth below its name on the signature page hereof.
3.    Governing Law. This joinder agreement (the “Joinder Agreement”) to the Support Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.
* * * * *
[Remainder of this page is intentionally left blank.]
IN WITNESS WHEREOF, the Noteholder has caused this Joinder Agreement to be executed as of the date first written above.

Name of Noteholder:

Signed:

By:

Name:

Title:

Principal Amount of Notes: $__________________
Number of Equity Securities: $__________________ Principal Amount of Term Loan: $__________________ Principal Amount of Revolver: $__________________

Notice Address:

Fax:
Attention:

With a copy to:

Fax:
Attention:

[Joinder Agreement Signature Page]

Exhibit B
Offering Memorandum

Exhibit C
Declaration of Trust
Exhibit D
Trust Agreement

Exhibit E
Trust Certificates

Exhibit F-1
Amendment No. 1 to the Credit Agreement

Exhibit F-2
Incremental Amendment to the Credit Agreement

Exhibit G
Amended and Restated Certificate of Incorporation

Exhibit H
Registration Rights Agreement
Exhibit I
Participation Agreement
Exhibit J
Amendment to Existing Stockholders’ Agreement

Exhibit K
Investor Stock Purchase Agreement
Exhibit L
Governance Terms

•	The Board shall be comprised of 9 directors, with one of the 9 directors being the chief executive officer of the Company.

•
Funds affiliated with or managed by Angelo, Gordon & Co. (collectively, “Angelo Gordon”) shall have the right to appoint 1 director of the Board (the “Class D Director”) as long as Angelo Gordon beneficially owns 5.5% or more of the Equity Securities of the Company.

•
Funds affiliated with or managed by Q Investments, LP (collectively, “Q Investments”) and funds affiliated with or managed by Waddell & Reed Investment Management Company and Ivy Investment Management Company (collectively, “Waddell”) shall collectively have the right to appoint 1 director of the Board (the “Class E Director”) as long as Q Investments and Waddell collectively beneficially own 5% or more of the Equity Securities of the Company; provided that, the selection of such Class E Director by Q Investments and Waddell shall be determined by a majority of the Class E Common Stock held collectively by Q Investments and Waddell.

•
All directors will be subject to the Company’s customary due diligence process, including its review of a completed questionnaire, a background check and interviews. Based on the foregoing, the Company may object to any nomination provided (a) it does so in good faith, and (b) such objection is based upon any of the following: (i) such proposed director was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses), (ii) such proposed director was the subject of any order, judgment, or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal or state securities laws, (iii) such proposed director was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in clause (ii)(B), or to be associated with persons engaged in such activity, (iv) such proposed director was found by a court of competent jurisdiction in a civil action or by SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated, or (v) such proposed director was the subject of, or a party to any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal or state securities laws or regulations. In the event the Board finds the proposed director to be unsuitable based upon one or more of the foregoing clauses (i) through (v) and reasonably objects to the identified director, Angelo Gordon, Q Investments or Waddell shall be entitled to propose a different nominee to the Board and such nominee shall be subject to the review process outlined above. In addition, if such proposed director is not affiliated with any of Angelo Gordon, Q Investments, or Waddell, such director must qualify as “independent” pursuant to NASDAQ listing standards and have the relevant financial and business experience to be a director of the Company.

Exhibit M
Restricted Claims

1.
An account managed by an affiliate of Capital Research and Management Company which, as of the Support Effective Date, owns $805,000 in aggregate principal amount of Notes and not in excess thereof, which account is restricted or restrained by its applicable organizational documents or similar applicable agreement or contract governing its operation and affairs (including its investment) from participating in the Qualified Exchange Offer, including as a result of a prohibition on such Restricted Noteholder owning any Equity Securities.

Exhibit N
Press Release
Exhibit O

Affiliate Transactions not exceeding $2.5 million in amount which are similar to those disclosed under “Related Party Transactions” in the Company’s 2016 Annual Meeting proxy filed with the SEC, and Affiliate Transactions involving Westwood One, Inc. and/or its affiliates of the type described in the Company’s annual report on Form 10-K for the year ended December 31, 2015.

Exhibit P
Form of Indemnification Agreement
Exhibit Q
Voting Agreement